MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street
Lenexa, KS 66214
(913) 307-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 6, 2002

TO THE SHAREHOLDERS OF MEDIWARE INFORMATION SYSTEMS, INC.

Notice is hereby given that the Annual Meeting of the Shareholders of Mediware Information Systems, Inc. will be held on November 6, 2002, at 111 East 48th Street, New York, NY 10017 (Barclay Inter-Continental New York Hotel), 10:00 A.M., New York City time, for the following purposes:

1.	To elect three Class II directors to hold office for a three-year term;
2.	To consider and vote upon the ratification of the appointment of Eisner LLP as independent certified public accountants of the Company for the year ended June 30, 2003; and
3.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on September 28, 2002 as the record date for the meeting. Only holders of the Common Stock of record at that time are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The enclosed proxy is solicited by the Board of Directors of the Company. Further information regarding the matters to be acted upon at the Annual Meeting is contained in the attached Proxy Statement.

MANAGEMENT HOPES THAT YOU WILL ATTEND THE MEETING IN PERSON. IN ANY EVENT, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN POSTAGE-PAID ENVELOPE TO ASSURE THAT YOU ARE REPRESENTED AT THE MEETING. SHAREHOLDERS WHO ATTEND THE MEETING IN PERSON MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THE PROXY.

By Order of the Board of Directors

Lawrence Auriana
Chairman of the Board of Directors
October 10, 2002

MEDIWARE INFORMATION SYSTEMS, INC.

11711 West 79th Street
Lenexa, KS 66214

PROXY STATEMENT

October 10, 2002

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mediware Information Systems, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 111 East 48th Street, New York, NY 10017 (Barclay Inter-Continental New York Hotel) on November 6, 2002 at 10:00 A.M., New York City time, and any adjournment thereof. This Proxy Statement, the foregoing notice and the enclosed proxy card are first being sent to the Company's shareholders on or about October 10, 2002.

The Company's Annual Report to Shareholders for the fiscal year ended June 30, 2002 is enclosed.

Proxies are being solicited by the Company from the holders of Common Stock with respect to the election of three Class II directors ("Proposal One"), and a proposal to ratify the appointment of Eisner LLP, as independent certified public accountants of the Company for the year ended June 30, 2003 ("Proposal Two").

Please complete, sign, date and return the enclosed proxy. The proxy solicited hereby may be revoked at any time by executing and delivering a proxy of a later date, by delivering written notice of revocation to the Secretary of the Company, or by attending the meeting and giving oral notice of the intention to vote in person. Properly executed, delivered and unrevoked proxies in the form enclosed will be voted at the Annual Meeting or any adjournment thereof in accordance with the directions thereon. In the absence of such directions, the proxy will be voted in accordance with the recommendations of management.

The only class of voting securities of the Company is its Common Stock, par value $0.10 per share ("Common Stock"), of which 7,285,259 shares were outstanding on September 9, 2002, each entitled to one vote. Only shareholders of record on the close of business on September 28, 2002 shall be entitled to vote at the Annual Meeting.

The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The favorable vote of the holders of a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the election of Directors. Therefore, the three nominees who receive the most votes will be elected. The favorable vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the ratification of the appointment of the Company's independent certified public accountants.

Abstentions will not constitute a vote cast. Brokers who hold shares in street names for customers generally will not be entitled to vote on certain matters unless they receive instructions from their customers ("broker non-votes"). Any broker non-votes will have the effect of an abstention. Unless contrary instructions are given, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees named in Proposal One herein and in favor of Proposal Two.

PROPOSAL ONE

ELECTION OF DIRECTORS

As provided in the By-Laws, as amended, the Board has fixed the number of directors at eleven, which number is divided into three classes, with one class standing for election each year for three-year terms. The classes of the Board are kept as equal in size as practicable and each class has a minimum of three directors. The favorable vote of the holders of a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the election of Directors.

At the Annual Meeting, three Class II directors are to be elected to hold office for a three-year term until the annual meeting following the 2005 fiscal year and until their successors have been elected and qualified. Unless otherwise directed, the proxies named in the accompanying form of proxy intend to vote FOR all of the nominees named below. If any such nominee should not be available for election, the persons named as proxies may vote in their discretion for another nominee designated by the Board of Directors in such person's place.

The information about the nominees and the present directors of the Company, and their security ownership, has been furnished by them to the Company. There are no family relationships between any of the nominees.

All of the nominees, Mr. Joseph Delario, Mr. Walter Kowsh, Jr. and Mr. George J. Barry, are currently directors of the Company. Certain information with respect to the three nominees, Mr. Delario, Mr. Kowsh and Mr. Barry is as follows:

Class II Director Nominees

Joseph Delario, age 69, has been a director since 1992. Mr. Delario was President and Chief Executive Officer of Quadrocom, Inc., a business consulting firm, until December 1992, and since then has been a business consultant and private investor in and active in the management of several computer service companies. Mr. Delario renders management and financial services to the Company. Mr. Delario received a B.A. degree from Fairleigh Dickenson University in 1956.

Walter Kowsh, Jr., age 53, has been a director since 1990. He is a consultant programmer specializing in Client/Server database systems. He was a Senior Programmer Analyst with Brown Bros. Harriman & Co. from 1989 to 1992. From 1986 to 1989, he was a computer consultant with Howard Systems International. He received a B.A. degree from Queens College and an M.B.A. from the New York Institute of Technology, and is a diplomat of New York University in Computer Programming and Systems Design.

George Barry, age 49, rejoined Mediware Information Systems, Inc. in January 2001 as President and C.E.O. He previously served as the Company's C.F.O. from 1997 through 1998 and acted as an advisor to the Board of Directors thereafter. Mr. Barry has been a senior manager of software technology companies for over 16 years. He was employed as Vice President and C.F.O. of Silvon Software, Inc. from 1999 through 2000; C.F.O. at Microware Systems from 1994 to 1996; Executive Vice President and C.F.O. at Comptech Research from 1992 to 1994 and as Group C.F.O. for Dynatech Corporation from 1986 to 1992. Additionally, he is a director of ThermoGenesis Corporation. Mr. Barry is a C.P.A. and holds an M.B.A. from the University of Wisconsin, Madison.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

Class III Directors

(Terms Expire at the Annual Meeting Following the 2003 Fiscal Year)

Lawrence Auriana, age 58, has been Chairman of the Board of the Company since 1986 and a director since 1983. He has been a Wall Street analyst, money manager and venture capitalist for over 20 years. Since 1986, he has been Chairman, a director and, together with Hans Utsch, also a director of the Company, Portfolio Co-Manager of Federated Kaufmann Fund. He received a B.A. degree from Fordham University, studied at New York University Graduate School of Business, and is a senior member of The New York Society of Securities Analysts.

Jonathan H. Churchill, age 70, has been a director of the Company since 1992. Mr. Churchill has been a practicing attorney in New York City since 1958 and from May 1996 to December 2001, when he retired, was Counsel at Pillsbury Winthrop LLP. Mr. Churchill was a partner of Boulanger, Hicks & Churchill, P.C., from January 1990 to May 1996. Pillsbury Winthrop, LLP rendered legal services to the Company during the fiscal 2002, and the Company has retained and proposes to retain Pillsbury Winthrop, LLP during the current year. Mr. Churchill received a B.A. from Harvard College and an L.L.B. from Harvard Law School.

John Gorman, M.D., age 71, has been a director since March 2000. Dr. Gorman is currently Clinical Professor of Pathology at New York University School of Medicine. Dr. Gorman served as a Director of the Blood Bank of Presbyterian Hospital, NY until 1981 and as Director of the Tisch Hospital Blood Bank at New York University Medical Center until his retirement in 1999. Dr. Gorman is a consultant to Mediware for new product development in the area of blood bank information systems. Dr. Gorman graduated from the University of Melbourne Medical School in 1953 and completed his residency in Anatomic and Clinical Pathology at Columbia Presbyterian Medical Center in 1960.

Clinton G. Weiman, M.D., age 77, has been a director since June 1996. Dr. Weiman is currently the Chairman and Chief Executive Officer of Comprehensive Medical Interview. From 1961 to 1993 he was Corporate Medical Director, Senior Vice President of Citicorp/Citibank. Since 1994, Dr. Weiman has been independently engaged as a consultant with the Federal Reserve. In 1998, Dr. Weiman became associated with Executive Health Examiners as a physician. From 1956 to 1970 Dr. Weiman was engaged in private practice in New York, New York. Dr. Weiman received a B.A. degree from Princeton University and a medical degree from Cornell University Medical College. His appointments have included Clinical Associate Attending Physician at New York Hospital and Associate Professor, Clinical Medicine at Cornell University Medical College.

Class I Directors
(Terms Expire at the Annual Meeting Following the 2004 Fiscal Year)

Roger Clark, age 68 has been a director since 1983. From 1980 to 1987, he held a series of managerial positions in the computer products area with Xerox Corporation. In 1987, he became self-employed as a micro-computer consultant and programmer. In June 1997, he acquired a half-ownership in a recruitment advertising agency named R & J Twiddy Advertising (since re-named Talcott and Clark Recruitment Advertising, Inc.), which is based in New Canaan, Connecticut. Mr. Clark is the author of seven books on micro-computing.

Hans Utsch, age 66, has been a director since 1985. He has been independently engaged in money management and investment banking for over 20 years. Since 1986, he has been President and, together with Mr. Lawrence Auriana, Portfolio Co-Manager of Federated Kaufmann Fund. He received a B.A. degree from Amherst College and an M.B.A. from Columbia University.

Philip H. Coelho, age 58, has been a director since December 2001. Since 1989, he has been Chairman and Chief Executive Officer of ThermoGenesis Corp., and served as Vice President of Research & Development of that company from 1986 though 1989. Mr. Coelho has been in the senior management of high technology consumer electronic or medical device companies for 30 years. He was President of Castleton Inc. from 1982 to 1986, and President of ESS Inc. from 1971 to 1982. Mr. Coelho is a member of the Society of Cryobiology and is the inventor or co-inventor of twenty-two patents in the fields of cell cryobiology, robotics, thermal processing of blood products and isolation of enzymes from blood. Mr. Coelho is also a member of the Board of Directors of Kourion Therapeutics GmbH, a stem cell biology company based in Dusseldorf, Germany. Mr. Coelho received a Bachelor of Science Degree in thermodynamic and mechanical engineering from the University of California, Davis.

Board Meetings and Committees

The Board of Directors met three (3) times during the fiscal year ended June 30, 2002. All of the Directors, attended at least seventy-five percent of all of the meetings of the Board of Directors and all of the meetings of the committees on which they served, except that Mr. Clark attended two of the three meetings of the Board of Directors held during the fiscal year ended June 30, 2002, and Messrs. Utsch and Kowsh each attended one of the three meetings of the Board of Directors held during the fiscal year ended June 30, 2002.

The Company's Audit Committee is currently comprised of Mr. Clark and Dr. Weiman. Mr. Delario served on the Audit Committee during the fiscal year ended June 30, 2002 and resigned from the Audit Committee after the end of the fiscal year. The Audit Committee met five (5) times during the fiscal year ended June 30, 2002.

The Compensation and Stock Option Committee (the "Compensation Committee") makes recommendations relating to the compensation of senior executives of the Company, including the Chief Executive Officer, and administers the Company's policies and plans governing annual and long-term compensation. The members of the Compensation Committee are Messrs. Delario, Clark and Dr. Weiman, with Dr. Weiman and Mr. Clark reviewing stock-based issues.

The Company's Executive Committee is currently comprised of Messrs. Delario and Auriana. The Board of Directors has delegated to the Executive Committee all authority not specifically reserved to the full Board of Directors by statute. The Executive Committee did not meet during the fiscal year ended June 30, 2002.

In December 2001, the Board of Directors formed a Strategic Transactions Committee comprised of Mr. Delario, who serves as Chairman of the Committee, and Mr. Auriana. The Strategic Transactions Committee considers and recommends to the Board of Directors acquisitions and other key strategic transactions.

At the present time, the Company does not have a nominating committee. The full Board of Directors functions in that capacity.

Compensation Of Directors

Under the 2001 Stock Option Plan, each non-employee director in office on July 1, 2001 became entitled to receive for his services during fiscal 2002, 8,500 options (22,500 in the case of the Chairman) at an exercise price of $3.00 per share, which was the fair market value of the Company's stock on August 30, 2001, the date on which such options were approved. Similarly, in subsequent fiscal years, each non-employee director in office on July 1st of that year will be entitled to receive, for his or her services during the fiscal year, the same number of options described above. The exercise price, as stated above, will be the fair market value of the Company's stock on July 1st of that year. Each non-employee director also receives $500 for each Board meeting attended. Lawrence Auriana, the Chairman of the Board, waived his fee. The members of the Compensation Committee and the Audit Committee receive $1,500 for each meeting attended.

On July 1, 2002, each non-employee director in office became entitled to receive 8,500 options (22,500 in case of the Chairman) for services to be rendered during fiscal 2003, at an exercise price of $8.10 per share, which was the fair market value of the Company's stock on July 1, 2002.

The foregoing description of compensation to directors only applies to non-employee directors. Currently, Mr. Barry is the only director who is an employee.

In connection with Mr. Delario's appointment as Chairman of the Strategic Transactions Committee, he was granted 90,000 options at an exercise price of $4.03 per share as consideration in December 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company's Common Stock as of September 9, 2002, by
(i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock,
(ii) each of the individuals named in the "Summary Compensation Table," (iii) each current director of the Company, and (iv) all directors and named executive officers as a group.

	Amount of Common Stock
	Beneficially Owned
	Number		Percentage
Name and Address of Beneficial Owner	of Shares	[1]	Ownership [1]

5% Shareholder
Oracle Partners, L.P.,	1,417,236	[2]	19.5%
Oracle Institutional Partners, L.P.
SAM Oracle Investment , Inc.
Oracle Management Company Employee
Retirement Account
Oracle Offshore Limited
Lawrence Auriana (See below)

Directors and Executive Officers
Lawrence Auriana	2,222,725	[3]	30.5%
George J. Barry	117,667	[4]	1.6%
Jonathan H. Churchill	57,504	[5]	*
Roger Clark	44,286	[6]	*
Philip H. Coelho	2,125	[7]	*
Joseph Delario	206,300	[8]	2.8%
John Gorman	56,392	[9]	*
Walter Kowsh, Jr.	46,819	[10]	*
Hans Utsch	136,236	[11]	1.9%
Clinton G. Weiman	33,118	[12]	*
Michael Crabtree	16,667	[13]	*
Jill H. Suppes	6,667	[14]	*
All directors and executive officers as a
Group (12)	2,946,506	[15]	40.4%
			* Less than one percent

[1]

Based on the number of shares outstanding at September 9, 2002, plus, for each person or group, shares which may be acquired by the shareholders upon exercise of options within 60 days of September 9, 2002.

[2]

Based on information contained in a Form 4 filed by Mr. Larry N. Feinberg on May 8, 2002 with a statement date of April 2002. Mr. Feinberg disclaims any beneficial ownership of the securities to which the Form 4 relates for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such securities representing his pro rata interest in, and interest in the profits of, the listed entities. The address for the Oracle shareholders is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830.

[3]	Includes 75,700 options exercisable within 60 days. The address for Mr. Auriana is 140 East 45th Street, 43rd Floor, New York, NY 10017.

[4]	Includes options for 116,667 shares, which are exercisable within 60 days. The address for Mr. Barry is 11711 West 79th Street, Lenexa, KS 66214.

[5]	Includes options for 26,234 shares, which are exercisable within 60 days. The address for Mr. Churchill is One Battery Park Plaza, New York, NY 10004.

[6]	Includes options for 26,234 shares, which are exercisable within 60 days. The address for Mr. Clark is 330 Elm St., Unit 1, New Canaan, CT 06840.

[7]	Includes options for 2,125 shares, which are exercisable within 60 days. The address for Mr. Coelho is 3146 Gold Camp Drive, Rancho Cordova, CA 95670.

[8]	Includes options for 26,234 shares, which are exercisable within 60 days. The address for Mr. Delario is 405 Crocus Hill, Norwood, NJ 07648.

[9]	Includes options for 12,378 shares, which are exercisable within 60 days. The address for Dr. Gorman is 145 4th Street, Del Mar, CA 92014.

[10]	Includes options for 26,234 shares, which are exercisable within 60 days. The address for Mr. Kowsh is 64-08 136th Street, Flushing, NY 11367.

[11]	Includes options for 26,234 shares, which are exercisable within 60 days. The address for Mr. Utsch is 140 East 45th Street, 43rd Floor, New York, NY 10017.

[12]	Includes options for 24,567 shares, which are exercisable within 60 days. The address for Dr. Weiman is 2 Roberta Lane, Greenwich, CT 06830.

[13]	Includes options for 16,667 shares, which are exercisable within 60 days. The address for Mr. Crabtree is 11711 West 79th Street, Lenexa, KS 66214

[14]	Includes options for 6,667 shares, which are exercisable within 60 days. The address for Ms. Suppes is 11711 W. 79th Street, Lenexa, KS 66214

[15]	Includes options for 385,941 shares, which are exercisable within 60 days.

Executive Officers

The executive officers of the Company are as follows:

Lawrence Auriana, 58, Chairman of the Board and Secretary. See above for biographical information for Mr. Auriana.

George Barry, 49, President and Chief Executive Officer. See above for biographical information for Mr. Barry.

Mike Crabtree, 52, Vice President and General Manager of the Pharmacy Division, joined Mediware in January 2001. Mr. Crabtree previously served as President and Chief Operating Officer of Continental Healthcare Systems where he grew the company's existing Pharmakon Pharmacy customer base and acquired the JAC Ltd. Division. Mr. Crabtree has been President and CEO of both healthcare information systems companies and an information technology service business. Mr. Crabtree holds a B.S. in Marketing from North Texas State University.

Don L. Jackson, 42, Vice President and General Manager of the Blood Bank Division, joined Mediware in July 2002. Mr. Jackson has held senior management positions with healthcare information systems companies for the past 16 years, with extensive experience in business and market development. Mr. Jackson holds a B.A. in Computer Science from the University of Texas and an MBA from Southern Methodist University.

Jeff Karp, 50, Vice President and General Manager of the Operating Room Division, joined Mediware in August 2002. Mr. Karp has spent over 20 years in the healthcare information system business in a broad range of sales, marketing, consulting, product management and development, implementations, and business development roles. Most recently, he led the healthcare industry business unit for Sybase, a large software infrastructure technology supplier. Mr. Karp has worked for companies such as Baxter Healthcare, Shared Medical Systems, and Coopers & Lybrand. Mr. Karp holds an MBA from New York University and a B.A. from Franklin & Marshall College.

Jill Suppes, 35, Vice President of Finance. Ms. Suppes re-joined Mediware in September of 1997, and has been with Mediware full-time since January 2001, after an absence of fifteen months from the Company. Ms. Suppes previously worked at Propane Continental, Inc., where she was the assistant controller, and at Sanofi Animal Health, Inc. Ms. Suppes is a graduate of the University of Missouri at Columbia and has a B.S. in Accountancy. Ms. Suppes is also a C.P.A.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Larry N. Feinberg belatedly filed a Form 4 on January 15, 2002 to report the purchase of an aggregate of 50,000 shares in December 2001. Mr. Auriana belatedly filed a Form 4 in August 2002 to report the purchase of 5,000 shares on June 28, 2002. Mr. Coelho belatedly filed a Form 3 that was due on December 23, 2001 on January 4, 2002. Messrs. Delario and Utsch have not yet filed a Form 5 for the fiscal year ended June 30, 2002. Options to purchase 20,000 shares of the Company's stock granted to each of Mr. Crabtree and Ms. Suppes in April 2002 were belatedly reported on Forms 4 filed in September 2002. Brian Fitzpatrick, the Company's former Vice President of the Operating Room Division, belatedly filed a Form 4 in June 2002 to report the purchase of a total of 6,500 shares in November 2001.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid by the Company to, or earned by each person who has served as Chief Executive Officer during the fiscal year ended June 30, 2002, and the two other most highly compensated executive officers who were serving as executive officers as of June 30, 2002, whose total annual salary and bonus exceeded $100,000, for the last three fiscal years.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
				Other	Securities	LTIP	All Other
	Fiscal	Salary	Bonus	Compensation	Underlying	Payouts	Compensation
	Year	($)	($)	($)	Options(#)	($)	($)
George Barry President and Chief Executive Officer	2002 2001 2000	260,000 115,000	130,000 (1) -- (2) --	-- -- --	-- 350,000 --	-- --	228 102 --

Michael Crabtree President of Worldwide Pharmacy Division	2002 2001 2000	156,923 70,962 --	75,000 (3) -- (4) --	-- -- --	20,000 50,000 --	-- -- --	228 114 --

Jill Suppes Vice President of Finance & Corporate Controller	2002 2001 2000	97,192 40,692 --	10,000 (5) -- (6) --	-- -- --	20,000 20,000 --	-- -- --	228 114 --

Mark Hamel Vice President & Gen. Mgr. Blood Bank Division	2002 2001 2000	126,923 -- --	-- -- --	-- -- --	50,000 -- --	-- -- --	190 -- --

Brian Fitzpatrick Vice President & Gen. Mgr. Operating Room Division	2002 2001 2000	147,115 -- --	-- -- --	-- -- --	50,000 -- --	-- -- --	228 -- --

(1) In August 2002, Mr. Barry was awarded a bonus of $130,000 for his services rendered during the fiscal year ended June 30, 2002.
(2) In August 2001, Mr. Barry was awarded a bonus of $130,000 for his services rendered during the fiscal year ended June 30, 2001.
(3) In August 2002, Mr. Crabtree was awarded a bonus of $75,000 for his services rendered during the fiscal year ended June 30, 2002.
(4) In August 2001, Mr. Crabtree was awarded a bonus of $75,000 for his services rendered during the fiscal year ended June 30, 2001.
(5) In August 2002, Ms. Suppes was awarded a bonus of $35,000 for her services rendered during the fiscal year ended June 30, 2002.
(6) In August 2001, Ms. Suppes was awarded a bonus of $10,000 for her services rendered during the fiscal year ended June 30, 2001.

Options/SAR Grants In Last Fiscal Year

The following table sets forth certain information concerning options to purchase Common Stock of the Company granted to the individuals named in the "Summary Compensation Table" above during fiscal 2002. No stock appreciation rights were granted in fiscal 2002.

		Individual Grants			Grant Date Value

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted	Fiscal Year	$	Date	$

George Barry	-0-	-0-	-0-	--	--
Mike Crabtree	20,000	5	6.875	3/31/07	101,887 (1)
Jill Suppes	20,000	5	6.875	3/31/07	101,586 (2)
Mark Hamel	50,000	12	2.82	8/8/06	112,121 (3)
Brian Fitzpatrick	50,000	12	3.15	7/1/06	100,648 (4)

(1) The grant date present value was calculated using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of zero percent; expected stock volatility of 70.00%; risk-free interest rate of 5.21%, and expected years until exercise of 5 years.
(2) The grant date present value was calculated using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of zero percent; expected stock volatility of 70.00%; risk-free interest rate of 5.02%, and expected years until exercise of 5 years.
(3) The grant date present value was calculated using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of zero percent; expected stock volatility of 70.00%; risk-free interest rate of 4.97%, and expected years until exercise of 10 years.
(4) The grant date present value was calculated using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of zero percent; expected stock volatility of 74.00%; risk-free interest rate of 4.76%, and expected years until exercise of 5 years.

AGGREGATED OPTIONS/SAR EXERCISE IN LAST FISCAL YEAR AND VALUE
OF OUTSTANDING OPTION/SAR VALUES AT END OF LAST FISCAL YEAR

The following table sets forth options exercised by the individuals named in the "Summary Compensation Table" above during fiscal 2002 and the number and value of options held by them at June 30, 2002. No stock appreciation rights were granted and there were no outstanding stock appreciation rights at June 30, 2002. The fair market value of the Company's stock on such date was $8.10 per share.

	Shares		Number of Securities		Value of Unexercised
	Acquired	Value	Underlying Unexercised		In-the-Money
Name	On Exercise	Realized	Options at End of Fiscal Year		Options End of Fiscal Year

			Exercisable	Unexercisable	Exercisable	Unexercisable

George Barry	--	--	166,667	233,333	1,350,003	1,889,997
Michael Crabtree	--	--	16,667	53,333	135,003	431,997
Jill Suppes	--	--	6,667	33,333	54,003	269,997
Mark Hamel	--	--	--	50,000	--	405,000
Brian Fitzpatrick	--	--	--	50,000	--	405,000

EMPLOYMENT AGREEMENTS

Mr. Barry has a three-year employment agreement with the Company, which expires on March 6, 2004, subject to automatic one-year renewal terms if neither party cancels the agreement. Mr. Barry's base annual salary is $260,000, with a bonus opportunity of up to 50% of base salary at the Board's sole discretion. Messrs. Crabtree, Jackson and Karp have employment agreements with the Company under which they receive annual base salaries of $180,000, $150,000 and $150,000, respectively, and bonus opportunities of up to 50% of their respective base salaries subject to meeting performance objectives. Ms. Suppes has an employment agreement with the Company under which she receives an annual base salary of $105,000 and a $35,000 bonus opportunity subject to meeting performance objectives.

Each of the employment agreements may be terminated without cause on 90 days written notice. If a termination of employment without cause occurs, Mr. Barry is entitled to receive an amount equal to 12 months salary; Mr. Jackson, 4 months salary; and Ms. Suppes and Mr. Crabtree, 3 months salary. If an executive's employment is terminated following an acquisition or change of control of the Company, the Company will pay an amount equal to 12 months salary, in the case of Mr. Barry, and an amount equal to 6 months salary in the case of Messrs. Crabtree and Jackson and Ms. Suppes. Mr. Barry also has the right to terminate his employment if there is a significant diminution of his duties and responsibilities without his consent, a significant reduction in his compensation or an acquisition or sale of the Company to or by a third party. If Mr. Barry terminates his employment due to any of these circumstances he will be entitled to receive an amount equal to 12 months salary.

Report on Executive Compensation

The Compensation Committee makes recommendations relating to the compensation of senior executives of the Company, including the Chief Executive Officer, and administers the Company's policies and plans governing annual and long-term compensation. The members of the Compensation Committee are Messrs. Delario, Clark and Dr. Weiman, with Dr. Weiman and Mr. Clark reviewing stock-based issues.

Compensation Philosophy

The Company has a "pay for performance" philosophy, implemented by attempting to establish base salaries at levels competitive for its industry coupled with cash bonuses for superior performance and stock-based compensation permitting executives to earn above industry averages if the value of the Company's stock increases.

Base Salaries. The Company generally attempts to establish annual base salaries for executives, including the Chief Executive Officer, competitive with base salaries for executives of similarly situated companies within the industry. The Company also attempts to develop programs under which key executives can earn bonus cash compensation, dependent upon performance.

Stock Options and Stock-Based Awards. Stock option grants and stock-based awards are designed to create continued and long-term incentives for executives and employees to attempt to increase equity values consistent with the expectations and interests of public shareholders and to align executives' and shareholders' interests both in the near and longer terms.

Chief Executive Officer Compensation. Mr. George Barry became the Chief Executive Officer and President of the Company in January 2001. Mr. Barry's compensation is governed by an agreement with the Company, which is described more fully in the section entitled "Employment Agreements" above. Some of the salient features of that agreement are that his annual base salary of $260,000 is competitive with that of Chief Executive Officer compensation of other companies in the same industry and that Mr. Barry can earn more money if the Company performs well. He can earn a bonus of up to 50% of base salary, based upon Board approval. In addition, to align Mr. Barry's interests with those of the shareholders, under his employment agreement Mr. Barry was granted options to purchase 350,000 shares of Common Stock at a price of $2.69 per share (Fair Market Value on date of grant). The options become exercisable in three annual installments of 116,666 shares, 116,667 shares and 116,667 shares starting on January 28, 2002, but become immediately exercisable upon a change in control of the Company.

The Compensation and Stock Option Committee reviewed Mr. Barry's performance for the Fiscal Year ended June 30, 2002 and made a recommendation to the full Board of Directors. The Committee considered both quantitive and qualitative measures in assessing CEO performance and compensation. Examples of quantitive measures considered are change in revenues, change in costs, change in profit or loss before and after taxes and on a per share basis and change in share price. Examples of qualitative measures are an understanding and assessment of the Company's competitive position and its strategic position. The Board then reviewed Mr. Barry's performance as well for the 2002 Fiscal Year. Mr. Barry's contract provides for a $260,000 salary with an opportunity to earn a bonus of up to 50% of that amount in the total discretion of the Board of Directors. In the prior year he had been granted a bonus of $130,000. The Committee observed that Mr. Barry has significantly improved both revenues and profits, had better control of the Company's costs and software projects, understanding of its competitive and strategic position, and had increased the value of the Company to its shareholders significantly. The Committee recommended that Mr. Barry be granted the maximum bonus provided for under his employment agreement, $130,000, and the Board concurred.

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executives. It is unlikely, at this point in the Company's history, that the Company will pay executive compensation that would not be deductible under that Section.

Compensation Committee

Roger Clark
Joseph Delario
Clinton G. Weiman

Compensation Committee Interlocks and Insider Participation

None of Messrs Clark, Delario or Weiman is an officer or employee or former officer or employee, of the Company. No interlocking relationship exists between the members of the Company's Compensation Committee and the Board of Directors or Compensation Committee of any other Company, nor has such relationship existed in the past.

Stock Performance

The following chart compares the cumulative total shareholder return on the Company's Common Stock based on the closing bid price of the Company's Common Stock for the last five years ("Mediware"), with the cumulative total returns for the Russell 2000 index ("Russell 2000") and the NASDAQ Computer and Data Processing Services Stocks Index ("Nasdaq Computer Index") over the same period. The comparison assumes $100 invested in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock price performance shown on the chart is not necessarily indicative of future performance.

Date	Mediware	Russell 2000	Nasdaq Computer Index
6/30/97	$100	$100	$100
6/30/98	$143	$117	$143
6/30/99	$144	$118	$234
6/30/00	$124	$135	$395
6/30/01	$ 57	$136	$183
6/30/02	$154	$ 50	$247

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has an outstanding note payable to the Chairman of its Board of Directors, Mr. Auriana. The outstanding balance on the note totals $1,352,000 including principal and interest. The note accrues interest at 1/4% over prime per annum. The prime interest rate was 4.75% on June 30, 2002.

In October 2000, Fratelli Auriana, an entity controlled by Mr. Auriana, the Chairman of the Board of the Company, committed to loan the Company up to $2,000,000, to be drawn in multiples of $250,000, as needed by the Company, subject to the terms described as follows. Mr. Auriana has agreed to provide funds to Fratelli Auriana should any be necessary to ensure Fratelli Auriana meets this obligation to the Company. Interest at the rate of prime plus 1/4% will be charged on any outstanding balance and must be paid quarterly. In July 2002, a second amendment to the Loan Agreement was entered into, providing that any principal and interest outstanding must be paid by September 20, 2004. Any money borrowed may be prepaid without penalty on three days notice. Any principal and interest outstanding will become immediately due and payable upon a "change of control" of the Company, which is defined in final agreements between Fratelli Auriana and the Company. The loan is secured by all of the assets of the Company. The Company is required to pay Fratelli Auriana an origination fee equal to the reasonably incurred expenses of Fratelli Auriana, including legal fees, up to a maximum of 3/8% of $2,000,000. There is no facility fee. In connection with the loan from Fratelli Auriana, Mr. Auriana agreed to defer payment of principal and accrued interest on the existing demand loan extended by Mr. Auriana to the Company of approximately $1,352,000, referenced above, until the same time as the loan from Fratelli Auriana to the Company becomes due. This earlier loan by Mr. Auriana to the Company maintains a secured position.

Mr. Churchill was Counsel at Pillsbury Winthrop LLP, which rendered legal services to the Company during fiscal 2002 until his retirement in December 2001.

In August 2002, the Company entered into two agreements with Dr. John Gorman and his affiliates pertaining to the Company's HCLL product, which is in development. Dr. Gorman is a director of the Company. These agreements modify two earlier agreements that the Company entered into with Dr. Gorman and his affiliates prior to his joining the Board. In September 1998, Glace, Inc. ("Glace"), an affiliate of Dr. Gorman, entered into a Consulting Agreement with the Company to provide certain development services related to HCLL, which was then known as Hemocare 2000 (the "1998 Consulting Agreement"). In September 1999, Dr. Gorman, on behalf of himself and a then to be formed entity, entered into a Software Agreement with the Company under which Dr. Gorman was granted the right to the Hemocare 2000 software for uses outside of the healthcare field, in exchange for a payment of $200,000 (the "1999 Software Agreement"), and Dr. Gorman and the Company agreed to share certain legal costs associated with seeking patent protection for the Hemocare 2000 software.

In the first of the August 2002 agreements, it was agreed that Glace would accept a payment from the Company of $38,000 as a final payment for all consulting fees due under the 1998 Consulting Agreement. The Company in turn waived any right to recover consulting fees previously paid by it under that agreement and confirmed its obligation to pay Glace a milestone payment of $250,000 upon the grant by the FDA of 510K approval for HCLL. The Company will pay Glace an advance of $100,000 on this milestone, which is subject to repayment by Glace in four equal annual installments of $25,000 each if 510K approval for HCLL is not granted by December 31, 2004. The Company also agreed to pay $4,000 towards patent costs on an additional provisional patent for the HCLL technology, with the understanding that the Company has no obligation to pay for any further patent work on HCLL undertaken by Dr. Gorman's companies.

The second of the August 2002 agreements was an amendment to the 1999 Software Agreement. This agreement codified that the Company retains all rights to the Hemocare 2000 technology within the healthcare field, and that Deep Sky Software, Inc. ("Deep Sky"), a company formed by Dr. Gorman, has an exclusive license to the Hemocare 2000 technology outside of the healthcare field. The amendment clarified that the healthcare field for this purpose includes the provision of any product, information, software, service or activity to healthcare service providers. In addition, Dr. Gorman, Glace and Deep Sky agreed to release the Company and related parties from any claims that they might have arising out of the 1998 Consulting Agreement, the 1999 Software Agreement and all other agreements relating to the Hemocare 2000 technology, other Company products and services, any product or services provided by Dr. Gorman, Glace or Deep Sky to the Company, and any other aspect of their business relationship.

Financial Advisory Services

Mr. Delario, a director of the Company, held an option to purchase 75,000 shares of the Company's Common Stock granted as payment for managerial and financial advisory services to be rendered in connection with mergers and acquisitions. These options expired in November 2001.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the stockholders, the Board of Directors has selected Eisner LLP ("Eisner") as independent auditors for the Company for the year ending June 30, 2003 and has further directed that management present the selection of independent auditors for ratification by the shareholders at the Annual Meeting.

VOTE REQUIRED

The favorable vote of the holders of a majority of the shares of Common Stock, represented in person or by Proxy at the meeting, will be required for such ratification. A representative of Eisner will attend the meeting with the opportunity to make a statement if he or she desires to do so. That representative will be available to respond to appropriate questions.

FEES PAID TO THE INDEPENDENT AUDITORS

Audit Fees

The aggregate fees billed by Eisner for professional services rendered for the audit of the Company's annual financial statements for the year ended June 30, 2002, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for fiscal year 2002 were $211,818.

Financial Information Systems Design and Implementation Fees

There were no fees or services paid by the Company to Eisner relating to financial information systems design and implementation during the year ended June 30, 2002.

All Other Fees

Other than audit fees described above, there were no fees billed to the Company by Eisner during the fiscal year ended December 31, 2002.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER TWO.

Audit Committee Report

The Audit Committee of the Board of Directors (the "Committee") is entirely made up of independent directors as required under Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. It operates pursuant to a charter adopted by the Board of Directors, a copy of which was included as an attachment to the Company's 2001 proxy statement. The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors and consults with management and the Company's independent auditors. Management has the primary responsibility for the preparation and integrity of the financial statements and the reporting process. The independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the U.S. In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statements on Auditing Standards Nos. 89 and 90. In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has further considered that the independent auditors have not provided non-audit services to the Company.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended June 30, 2002, filed with the Securities and Exchange Commission.

Audit Committee

Roger Clark

Joseph Delario
Clinton G. Weiman

Subsequent to the completion of the audit of the Company's financial statements for the fiscal year ended June 30, 2002, Mr. Delario resigned from the Audit Committee in order for the Company to comply with the requirements of The Sarbanes-Oxley Act of 2002 regarding the independence of members of corporate audit committees.

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of shareholders intended to be presented at the next annual meeting of shareholders of the Company must be received by the Company at its offices at 11711 West 79th Street, Lenexa, KS 66214, no later than June 12, 2003, and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the proxy statement relating to such meeting. A shareholder may also present a proposal directly to the Company's shareholders at the next Annual Meeting. However, if the Company does not receive notice of the shareholder proposal prior to the close of business on August 26, 2003, SEC rules permit management to vote proxies in their discretion on the proposed matter.

MISCELLANEOUS

Officers and regular employees of the Company, without extra compensation, may solicit the return of proxies by mail, telephone, telegram and personal interview. Also, the Board of Directors may arrange for a proxy soliciting firm to solicit proxies at a cost estimated not to exceed five thousand dollars ($5,000) plus reasonable expenses. Certain holders of record such as brokers, custodians and nominees are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owners' instructions concerning the voting of proxies.

The cost of solicitation of proxies (including the cost of reimbursing banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy soliciting material to beneficial owners) will be paid by the Company.

TRANSACTION OF OTHER BUSINESS

The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matters are properly brought before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

Lawrence Auriana
Chairman of the Board

Dated: October 10, 2002

PROXY PROXY

MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street, Lenexa, KS 66214
(913) 307-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 6, 2002

TO THE SHAREHOLDERS OF MEDIWARE INFORMATION SYSTEMS, INC.

Notice is hereby given that the Annual Meeting of the Shareholders of Mediware Information Systems, Inc. will be held on November 6, 2002, at 111 East 48th Street, New York, NY, 10017 (Barclay Inter-Continental New York Hotel), at 10:00 A.M., New York City time, for the following purposes:

The undersigned appoints each of George J. Barry and Jill Suppes (with full power to act without the other and each with full power to appoint his substitute) as the undersigned's Proxies to vote all shares of Common Stock of the undersigned in Mediware Information Systems, Inc., a New York corporation (the "Company"), which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company.

The enclosed proxy is solicited by the Board of Directors of the Company. Further information regarding the matters to be acted upon at the Annual Meeting is contained in the attached Proxy Statement.

(Continued and to be signed on reverse side.)
___________________________________________________________________________________________

Annual Meeting of Shareholders
MEDIWARE INFORMATION SYSTEMS, INC.

November 6, 2002

Please mark your vote as shown in example using dark ink only.

1. To elect three Class II directors to hold office for a three-year term:

Nominees:

Joseph Delario
Walter Kowsh, Jr.
George J. Barry

FOR all nominees (except as indicated to the contrary below) ______

WITHHOLD AUTHORITY to vote for all nominees listed at right ______

(To withhold authority to vote for any individual nominee and vote for the other nominee, write that nominee's name in the space provided below.)

_____________________________________

2. To consider and vote upon the ratification of the appointment of Eisner LLP as independent certified public accountants of the Company for the year ended June 30, 2003; and

3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of directors has fixed the close of business on September 28, 2002 as the record date for the meeting. Only holders of the Common Stock of record at that time are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

MANAGEMENT HOPES THAT YOU WILL ATTEND THE MEETING IN PERSON. IN ANY EVENT, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN POSTAGE-PAID ENVELOPE TO ASSURE THAT YOU ARE REPRESENTED AT THE MEETING. SHAREHOLDERS WHO ATTEND THE MEETING IN PERSON MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THE PROXY.

Signature(s) _________________________ _________________________ Dated ____________________

NOTE:   Please sign exactly as name(s) appear(s) above. If joint account, all joint owners should sign. When signing as attorney, trustee, administrator, executor, etc., state full title.